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                          CASELLA WASTE SYSTEMS, INC.
 STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)

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
                                                      YEAR ENDED APRIL 30,
                                      -----------------------------------------------------   SIX MONTHS ENDED
                                                                                                OCTOBER 31,
                                        2000       2001       2002        2003       2004           2004
                                      --------   --------   ---------   --------   --------   ----------------
Income (loss) from continuing
  operations before income taxes,
  discontinued operations,
  extraordinary item and cumulative
  effect of change in accounting
  principle.........................  $21,857   $(114,127)  $  15,936   $ 7,871    $ 3,759         $11,261
Minority interests..................      502       1,026        (154)     (152)        --              --
Gain/loss in equity method
  investees.........................    1,062      26,256      (1,899)   (2,073)    (2,261)           (927)
Distributed income of equity method
  investees.........................       --          --         500     2,000         --              --
Fixed charges.......................   18,182      42,644      33,606    28,708     27,496          15,536
Less: interest capitalized..........     (640)       (373)       (437)     (719)      (356)           (219)
                                      -------    --------   ---------   -------    -------         -------
Earnings............................  $40,963    $(44,574)  $  47,552   $35,635    $28,638         $25,651
                                      =======    ========   =========   =======    =======         =======
Interest expense (includes amort. of
  def. financing charges)...........  $16,889    $ 41,397   $  31,259   $26,354    $25,500         $14,497
Estimate of interest within rental
  expense...........................      653         874       1,910     1,635      1,640             820
Interest capitalized................      640         373         437       719        356             219
                                      -------    --------   ---------   -------    -------         -------
Fixed charges.......................  $18,182    $ 42,644   $  33,606   $28,708    $27,496         $15,536
                                      =======    ========   =========   =======    =======         =======
Ratio of earnings to fixed
  charges...........................     2.25          --        1.41      1.24       1.04            1.65
Deficiency of earnings to fixed
  charges...........................  $    --    $(87,218)  $      --   $    --    $    --         $    --
Fixed charges from above............  $18,182    $ 42,644   $  33,606   $28,708    $27,496         $15,536
Preferred stock dividends...........       --       2,402       4,450     6,001      2,271           3,010
                                      -------    --------   ---------   -------    -------         -------
Combined fixed charges and preferred
  stock dividends...................  $18,182    $ 45,046   $  38,056   $34,709    $29,767         $18,546
                                      =======    ========   =========   =======    =======         =======
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends.........................     2.25          --        1.25      1.03         --            1.38
Deficiency of earnings to combined
  fixed charges and preferred stock
  dividends.........................  $    --    $(89,620)  $      --   $    --    $(1,129)        $    --
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